Exhibit 99.1
Energy Focus, Inc. Reports Third Quarter 2023 Financial Results

SOLON, Ohio, November 9, 2023 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in energy-efficient lighting and control system products for the commercial market and military maritime market (“MMM”), today announced financial results for its third quarter ended September 30, 2023.
Third Quarter 2023 Financial Highlights:
•Net sales of $1.3 million, decreased 24.1% compared to the third quarter of 2022, reflecting a decrease of $0.8 million, or 61.3%, in commercial sales, partially offset by a $0.4 million, or 76.7%, increase in military sales period-over-period. Sequentially, net sales increased by 26.9%, primarily reflecting a $0.1 million and $0.2 million increase in commercial and military sales, respectively, as compared to the second quarter of 2023.
•Gross loss margin of 3.6% decreased from a gross loss margin of 9.2% in the third quarter of 2022, and decreased from gross profit margin of 17.0% in the second quarter of 2023. The period-over-period changes, as compared to the third quarter of 2022, were driven mainly by a favorable impact from variable cost which included a one-time adjustment taken during the period of 2022 for a scrap write-off. Sequentially, the decrease quarter-over-quarter, as compared to the second quarter of 2023, primarily relates to an unfavorable impacts from variable cost such as change in inventory reserves, as well as from increase of fixed cost and lower selling prices than the purchase prices as the Company tried to sell long outstanding items in the inventory.

•Loss from operations of $0.9 million improved as compared to loss from operations of $2.4 million in the third quarter of 2022, and loss from operations of $1.1 million in the second quarter of 2023.
•Net loss of $0.9 million, or $(0.27) per basic and diluted share of common stock, compared to a net loss of $2.7 million, or $(2.03) per basic and diluted share of common stock, in the third quarter of 2022. Sequentially, the net loss decreased by $0.3 million compared to a net loss of $1.2 million, or $(0.42) per basic and diluted share of common stock, in the second quarter of 2023.
•Cash of $1.7 million, included in total availability (as defined under “Non-GAAP Measures” below) of $1.7 million, each as of September 30, 2023, as compared to cash of $52 thousand and $41 thousand and total availability of $107 thousand and $210 thousand as of December 31, 2022 and September 30, 2022, respectively.
•Private placement of an additional $1.8 million of common stock was completed during the third quarter of 2023.
“We believe the third quarter has been the start of our reposition for Energy Focus,” said Chiao Chieh Jay Huang, Chief Executive Officer. “In order to deepen our relationships with customers, we are in the process of re-establishing our service model, aiming to provide richer and more targeted customer service. We believe that by increasing our interaction with the customers, we can better understand their needs, provide better services and products portfolios, and thereby enhance their loyalty to our brand. Additionally, we have made changes to our sales team structure to better align with growth and the future development. As we march
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towards increasing revenue by providing customers with innovative energy solution products, we continue to look at ways to improve our overall operation.”
Third Quarter 2023 Financial Results:
Net sales of $1.3 million for the third quarter of 2023 decreased $0.5 million, or 24.1%, compared to third quarter of 2022 net sales of $1.8 million, primarily driven by a decrease in commercial sales of $0.8 million, or 61.3%, that was partially offset by an increase in MMM product sales of $0.4 million, or 76.7%. MMM sales have increased due to improved sales pipeline as management replaced the head of MMM sales mid-year 2022. The MMM sales cycle is prolonged and starts to reverse its negative trend in the middle of the fourth quarter of 2022. Net commercial product sales decreased in the third quarter of 2023 compared to the same period in 2022, primarily due to the lack of availability in high-margin, high-demand commercial products as a result of supply chain interruptions. Sequentially, net sales were up 26.9% compared to $1.1 million in the second quarter of 2023, reflecting a slight increase in the sales in MMM orders with the commercial sales flat.
Gross loss was $48 thousand, or (3.6)% of net sales, for the third quarter of 2023. This compares with a gross loss of $0.2 million, or (9.2)% of net sales, in the third quarter of 2022. The period-over-period increase in gross profit was driven mainly by the $0.5 million favorable impact from fixed labor costs which was slightly offset by an unfavorable impact of $0.1 million from lower sales prices.
Sequentially, gross loss of $48 thousand for the third quarter of 2023 compares with gross profit of $179 thousand, or 17.0% of net sales, in the second quarter of 2023. The decrease quarter-over-quarter primarily relates to a favorable net impact of approximately $0.1 million related to the change in inventory reserves, which was exceeded unfavorable impacts of $0.4 million in sales and product mix and $0.1 million in fixed costs.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 1.0% for the third quarter of 2023, compared to 3.2% in the third quarter of 2022, such decrease is primarily driven by lower sales prices during the third quarter of 2023 as compared to the third quarter of 2022. Sequentially, this compares to adjusted gross margin of 6.8% in the second quarter of 2023. The deterioration from the second quarter of 2023 was primarily driven by lower sales prices and lower variable margins in the third quarter of 2023.
Operating loss was $0.9 million for the third quarter of 2023, an improvement as compared to an operating loss of $2.4 million in the third quarter of 2022, and an operating loss of $1.1 million in the second quarter of 2023. Net loss was $0.9 million, or $(0.27) per basic and diluted share of common stock, for the third quarter of 2023, compared with a net loss of $2.7 million, or $(2.03) per basic and diluted share of common stock, in the third quarter of 2022. Sequentially, this compares with a net loss of $1.2 million, or $(0.42) per basic and diluted share of common stock, in the second quarter of 2023.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $0.9 million for the third quarter of 2023, compared with a loss of $2.3 million in the third quarter of 2022 and a loss of $1.1 million in the second quarter of 2023. The smaller adjusted EBITDA loss in the third quarter of 2023, as compared to the third quarter of 2022, was primarily due to improved margins and lower operating expenses.
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Cash was $1.7 million as of September 30, 2023. This compares with cash of $52 thousand and $41 thousand as of December 31, 2022 and September 30, 2022, respectively. As of September 30, 2023, the Company had total availability, as defined under “Non-GAAP Measures” below, of $1.7 million, which consisted of $1.7 million of cash and $0.0 million of additional borrowing availability under its credit facilities. This compares to total availability of $107 thousand as of December 31, 2022 and $0.2 million as of September 30, 2022. Our net inventory balance of $4.9 million as of September 30, 2023 decreased $0.6 million and $1.3 million from our net inventory balance as of December 31, 2022 and September 30, 2022, respectively.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. In 2023, EFOI announced plans to add high efficiency GaN (gallium nitride) power supply products to its product portfolio. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
32000 Aurora Road, Solon, OH 44139    •    www.energyfocus.com    •    800.327.7877

Forward-Looking Statements:1
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our need for and ability to obtain additional financing in the near term, on acceptable terms or at all, to continue our operations; (ii) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market (iii) our ability to refinance or extend maturing debt on acceptable terms or at all; (iv) our ability to continue as a going concern for a reasonable period of time; (v) our ability to realize synergies with our strategic investor; (vi) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers, particularly in light of supply chain constraints and other long-term impacts of the coronavirus pandemic; (vii) the competitiveness and market acceptance of our LED lighting and control technologies and products; (viii) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (ix) our ability to extend our product portfolio into new applications and end markets; (x) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xi) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we manage inventory and invest in growth opportunities; (xii) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors; (xiii) our ability to implement plans to increase sales and control expenses; (xiv) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (xv) our ability to add new customers to reduce customer concentration; (xviii) our ability to attract and retain a new chief financial officer; (xvii) our ability to manage the size of our workforce while continuing to attract, develop and retain qualified personnel, and to do so in a timely manner; (xviii) our ability to diversify our reliance on a limited number of third-party suppliers and development partners, our ability to manage third-party product development and obtain critical components and finished products on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xix) our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xx) the impact of any type of legal inquiry, claim or dispute; (xxi) the macro-economic conditions, including rising interest rates and recessionary trends, in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xxii) our dependence on military maritime customers and on the levels and
1 NTD: Ensure any changes legal makes to these in the 10Q are also reflected here
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timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxix) business interruptions resulting from geopolitical actions such as war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxx) our ability to respond to new lighting and control technologies and market trends; (xxxi) our ability to fulfill our warranty obligations with safe and reliable products; (xxxii) any delays we may encounter in making new products available or fulfilling customer specifications; (xxxiii) any flaws or defects in our products or in the manner in which they are used or installed; (xxix) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxx) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxxi) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; and (xxix) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###
Investor Contact:
Chiao Chieh Jay Huang
Chief Executive Officer
(800) 327-7877
32000 Aurora Road, Solon, OH 44139    •    www.energyfocus.com    •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$1,691	$52
Trade accounts receivable, less allowances of $76 and $26, respectively	844	445
Inventories, net	4,901	5,476
Short-term deposits	732	592
Prepaid and other current assets	189	232
Receivable for claimed Employee Retention Tax Credit	—	445
Total current assets	8,357	7,242

Property and equipment, net	79	76
Operating lease, right-of-use asset	967	1,180
Total assets	$9,403	$8,498

LIABILITIES
Current liabilities:
Accounts payable	$2,330	$2,204
Accounts payable -related party	272	—
Accrued liabilities	116	145
Accrued legal and professional fees	89	—
Accrued payroll and related benefits	172	261
Accrued sales commissions	46	76
Accrued warranty reserve	147	183
Operating lease liabilities	216	198
Promissory notes payable, net of discounts and loan origination fees	1,266	2,618
Related party promissory notes payable	—	814
Credit line borrowings, net of loan origination fees	—	1,447
Total current liabilities	4,654	7,946
(continued on next page)
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Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)

Operating lease liabilities, net of current portion	857	1,029
Total liabilities	5,511	8,975

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at September 30, 2023 and December 31, 2022
Issued and outstanding: 876,447 at September 30, 2023 and December 31, 2022	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at September 30, 2023 and December 31, 2022
Issued and outstanding: 4,348,690 at September 30, 2023 and 1,406,920* at December 31, 2022	—	1
Additional paid-in capital	156,361	148,545
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(152,466)	(149,020)
Total stockholders' equity (deficit)	3,892	(477)
Total liabilities and stockholders' equity (deficit)	$9,403	$8,498
* Shares outstanding for prior periods have been restated for the 1-for-7 reverse stock split effective June 16, 2023.
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Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2023	June 30, 2023	September 30, 2022	2023	2022
Net sales	$1,339	$1,055	$1,764	$3,324	$5,305
Cost of sales	1,387	876	1,927	3,176	5,385
Gross (loss) profit	(48)	179	(163)	148	(80)

Operating expenses:
Product development	142	147	366	443	1,222
Selling, general, and administrative	713	1,132	1,802	2,911	5,893
Loss on write-off of fixed assets	—	—	76	—	76
Total operating expenses	855	1,279	2,244	3,354	7,191
Loss from operations	(903)	(1,100)	(2,407)	(3,206)	(7,271)

Other expenses (income):
Interest expense, net	34	69	235	226	679
Other income	—	(16)	—	(16)	(30)
Other expenses	7	14	20	28	49

Net loss	$(944)	$(1,167)	$(2,662)	$(3,444)	$(7,969)

Net loss per common share - basic and diluted:
Net Loss	$(0.27)	$(0.42)	$(2.03)	$(1.20)	$(7.33)

Weighted average shares of common stock outstanding:
Basic and diluted*	3,514	2,766	1,313	2,868	1,087
* Shares outstanding for prior periods have been restated for the 1-for-7 reverse stock split effective June 16, 2023.
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Condensed Consolidated Statements of Cash Flows
(in thousands)
s(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2023	June 30, 2023	September 30, 2022	2023	2022
Cash flows from operating activities:
Net loss	$(944)	$(1,167)	$(2,662)	$(3,444)	$(7,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Other income	(40)	—	—	(40)	(30)
Depreciation	8	8	42	24	129
Stock-based compensation	(13)	23	17	36	115
Provision for doubtful accounts receivable	—	21	1	50	(3)
Provision for slow-moving and obsolete inventories	62	(107)	220	(68)	164
Provision for warranties	—	3	(74)	(37)	(53)
Amortization of loan discounts and origination fees	59	47	87	168	247
Loss on impairment of property and equipment	—	—	76	—	76
Changes in operating assets and liabilities (sources / (uses) of cash):
Accounts receivable	(46)	93	139	(449)	240
Inventories	340	(259)	792	643	1,546
Short-term deposits	(117)	—	(110)	(140)	(51)
Prepaid and other assets	28	454	46	488	162
Accounts payable	(459)	884	629	398	(92)
Accrued and other liabilities	87	(152)	(101)	1	(461)
Deferred revenue	—	—	7	—	(261)
Total adjustments	(91)	1,015	1,771	1,074	1,728
Net cash used in operating activities	(1,035)	(152)	(891)	(2,370)	(6,241)
Cash flows from investing activities:
Acquisitions of property and equipment	(27)	—	(9)	(27)	(41)
Net cash used in investing activities	(27)	—	(9)	(27)	(41)
(continued on next page)
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Condensed Consolidated Statements of Cash Flows - continued
(in thousands)
(unaudited)a

	Three months ended			Nine months ended September 30,
	September 30, 2023	June 30, 2023	September 30, 2022	2023	2022
Cash flows from financing activities (sources / (uses) of cash):
Proceeds from the issuance of common stock and warrants	1,750	1,304	—	6,079	3,500
Offering costs paid on the issuance of common stock and warrants	—	—	—	—	(334)
Costs related to reverse stock-split	—	(16)	—	(16)	—
Principal payments under finance lease obligations	—	—	—	—	(1)
Proceeds from exercise of stock options and employee stock purchase plan purchases	—	—	—	—	5
Payments on the 2021 Streeterville Note	—	—	(410)	—	(1,435)
Proceeds from the 2022 Streeterville Note	—	—	—	—	2,000
Payments on the 2022 Streeterville Note	(125)	—	—	(625)	—
Proceeds from the related party promissory note payable	—	—	450	—	450
Deferred financing costs	—	—	(95)	—	(329)
Net payments on proceeds from the credit line borrowings - Credit Facilities	(188)	(121)	58	(1,402)	(215)
Net cash provided by financing activities	1,437	1,167	3	4,036	3,641
Net increase (decrease) in cash	375	1,015	(897)	1,639	(2,641)
Cash, beginning of period	1,316	301	938	52	2,682
Cash, end of period	$1,691	$1,316	$41	$1,691	$41

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Sales by Product
(in thousands)
(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2023	June 30, 2023	September 30, 2022	2023	2022
Net sales:
Commercial	$498	$442	$1,288	$1,261	$3,397
Military maritime products	841	613	476	2,063	1,908
Total net sales	$1,339	$1,055	$1,764	$3,324	$5,305

Non-GAAP Measures
In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:
•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, non-routine charges to other income or expense; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.
We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.
Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial
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measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

	As of
(in thousands)	September 30, 2023	December 31, 2022	September 30, 2022
Total borrowing capacity under credit facilities	$—	$1,567	$2,212
Less: Credit line borrowings, gross(1)	—	(1,512)	(2,043)
Excess availability under credit facilities(2)	—	55	169
Cash	1,691	52	41
Total availability(3)	$1,691	$107	$210
(1) Forms 10Q’s and 10K Balance Sheet reflect the Line of credit net of debt financing costs of $0, $65 and $85, respectively.
(2) Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facilities and actual borrowings.
(3) Total availability - represents Company’s ‘access’ to cash if needed at point in time.

	Three months ended			Nine months ended September 30,
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	2023	2022
Net loss	$(944)	$(1,167)	$(2,662)	$(3,444)	$(7,969)
Restructuring expense (recovery)	—	—	—	—	—
Net loss	(944)	(1,167)	(2,662)	(3,444)	(7,969)
Interest	34	69	235	226	679
Loss on impairment of property & equipment	—	—	76	—	76
Other income	—	(16)	—	(16)	(30)
Depreciation	8	8	42	24	129
Stock-based compensation	(13)	23	17	36	115
Other incentive compensation	(22)	23	7	(27)	35
Adjusted EBITDA	$(937)	$(1,060)	$(2,285)	$(3,201)	$(6,965)

	Three Months Ended
(in thousands)	September 30, 2023		June 30, 2023		September 30, 2022
	($)	(%)	($)	(%)	($)	(%)
Net sales	$1,339		$1,055		$1,764
Actual gross profit	$(48)	(3.6)%	$179	17.0%	$(163)	(9.2)%
E&O, in-transit and net realizable value inventory reserve changes, net of scrap write-off for inventory reduction	62	4.6%	(107)	(10.1)%	220	12.5%
Adjusted gross profit (loss)	$14	1.0%	$72	6.8%	$57	3.2%

32000 Aurora Road, Solon, OH 44139    •    www.energyfocus.com    •    800.327.7877